SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 Current Report
                       Pursuant to Section 13 or 15 (d) of
                       The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 10, 2003


                                GSE Systems, Inc.

             (Exact name of registrant as specified in its charter)
Delaware                          0-26494               52-1868008
--------------------------- --------------- ---------------------------
(State or other jurisdiction     (Commission         (I.R.S. employer
   of incorporation)             file number)        identification no.)

9189 Red Branch Road, Columbia, MD                21045
------------------------------------------------- -----------
(Address of principal executive offices)          (zip code)


Registrant's telephone number, including area code: (410) 772-3500

-----------------------------------------------------------------------

(Former name or former address, if changed since last report)



Item 5.  Other Events


                              http://www.gses.com

AT THE COMPANY             AT THE FINANCIAL RELATIONS BOARD
Gill R. Grady              Marilynn Meek        Susan Garland
Senior Vice President      (general info)       (analyst info)
410-772-3500                212-445-8451         212-445-8458


FOR IMMEDIATE RELEASE


                  GSE Systems Announces Second Quarter Results

Columbia, Maryland, August 14, 2003-- GSE Systems, Inc. (GSE) (AMEX:GVP), a leading global provider of real-time simulation and process control solutions to the energy and process industries, reported a net loss of ($1.13) million or ($.20) per diluted share for the quarter ended June 30, 2003. This compares to a net income of $123,000 or $.01 per diluted share for the same period in 2002. Revenue for the three months ended June 30, 2003 was $9.8 million compared to $12.1 million for the second quarter of 2002.


The Company's Power Simulation business reported a 5% increase in revenue and a positive operating income for the quarter, compared to an operating loss of ($441,000) for the same period in 2002. Revenue for the second quarter of 2003 was $5.5 million compared to $5.2 million in the second quarter of 2002. During the second quarter, the Company closed on simulation contracts in Mexico, Japan, and the U.S. totaling over $9.5 million. Revenue and earnings from these projects will ramp up during the third quarter of 2003 and continue over the next couple of years. The Power Simulation business backlog, which is expected to remain healthy, was $30 million at the end of the second quarter, the highest in several years. The Company expects Power Simulation's profitability to increase in the second half of 2003.

As recently announced, following the second quarter, the Company received an additional $5.5 million in orders for power plant simulators including an Asian customer and the Tennessee Valley Authority (TVA), bringing the backlog for this part of the business to over $32 million.

The Company continued to invest in the development of its Process Simulation and Plant Security businesses. In the second quarter, the Company invested $100,000 primarily in marketing, sales and product development activities for the nuclear and chemical plant security market. The Company expects that both businesses will experience growth in 2004.

The Process Automation business reported revenue of $4.3 million for the second quarter of 2003, compared to $6.9 million for the same quarter in 2002. The business reported an operating loss of ($706,000) compared to an operating income of $733,000 for the second quarter of 2002. These results reflect a continuing soft economy in the key chemical market, as well as $313,000 in expenses related to the consolidation of building facilities. This consolidation has the potential to save the Process Automation business in excess of $2 million over the next five years. The Company expects this business to have an increase in orders and a return to profitability in the second half of the year. In July, the Company announced new orders in Process Automation of over $2 million.


GSE President and Chief Operating Officer, Jerry Jen, said: "I am very pleased with the success of our simulation business and its continued strong performance. We anticipate profits to increase in this business over the balance of the year. New orders in the Process Automation business picked up in July and we expect a stronger third quarter and balance of the year."

The GSE Systems second quarter 2003 conference call is being webcast at CCBN's www.companyboardroom.com on Friday August 15, at 11:00 am.
Contact Gill Grady at 410.772.3501

                          *    *    *

GSE Systems, Inc. is a real-time simulation, process control, and automation company with three decades of experience, over 500 applications, and 200 customers in more than 30 countries. Our software, hardware and integrated solutions leverage proven technologies to deliver real-world business advantages to the process and power industries worldwide including specialty chemical, food and beverage, petroleum refining, pharmaceutical, and fossil and nuclear power generation. GSE Systems is headquartered in Columbia, Maryland with offices throughout the United States. Our global locations include offices in Japan and Sweden. Information about GSE Systems is available via the Internet at http://www.gses.com.

This news release contains forward-looking statements that involve risks and uncertainties. The actual future results of GSE Systems may differ materially due to a number of factors, including but not limited to delays in introduction of products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission.


                                                       Three months ended              Six months ended
                                                            June 30,                      June 30,
                                                  __________________________        _______________________
                                                        2003          2002            2003           2002
                                                  ____________   ___________       _________      _________
Contract revenue                                      $ 9,772      $ 12,131        $ 19,035       $ 23,405

Cost of revenue                                         7,493         8,382          14,398         16,173
                                                  ____________   ___________       _________      __________
Gross profit                                            2,279         3,749           4,637          7,232

Operating expenses                                      3,174         3,529           5,926          6,287
                                                  ____________   ___________       _________     ___________
Operating income (loss)                                  (895)          220          (1,289)           945

Other Expenses, net                                      (252)          (20)           (339)           (45)
                                                  ____________   ___________       _________     ___________
Income (loss) before income taxes                      (1,147)          200          (1,628)           900

Provision (benefit) for income taxes                      (15)           77              22            345
                                                  ____________   ___________       _________     ___________
Net income (loss)                                     $(1,132)        $ 123         $(1,650)         $ 555
                                                  =============  =============     ===========   =============

Basic earnings (loss) per common share                $ (0.20)       $ 0.01         $ (0.30)        $ 0.07
                                                   =============  =============     ===========   =============

Weighted average shares outstanding - Basic         6,019,138     5,869,138       5,951,182      5,847,030
                                                   =============  =============     ===========   =============

Diluted earnings (loss) per common share              $ (0.20)       $ 0.01         $ (0.30)        $ 0.07
                                                   =============  =============     ===========   =============

Weighted average shares outstanding - Diluted       6,019,138     6,285,441       5,951,182      6,259,665
                                                   =============  =============     ===========   =============




Selected balance sheet data

                                           June 30, 2003         December 31, 2002
                                         _________________     ___________________
Cash and cash equivalents                          $ 584                $ 1,617
Current assets                                    15,706                 17,202
Total assets                                      25,661                 28,894

Current liabilities                             $ 16,106               $ 11,166
Long-term liabilities                              2,936                  9,617
Stockholders' equity                               6,619                  8,111

Selected segment information

                                                     Three months ended                       Six months ended
                                                        June 30,                                  June 30,
                                             __________________________________         __________________________
                                                   2003                  2002                 2003         2002
Revenue:                                     ____________           ___________         ___________   ____________
Process Solutions Business Unit                  $ 4,279                $ 6,916           $ 8,610      $ 13,617
Power Systems Business Unit                        5,493                  5,215            10,425         9,788
                                             ___________            ___________         ___________   ____________
                                                 $ 9,772               $ 12,131          $ 19,035      $ 23,405
                                             =============         =============        ===========   =============

